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                                                           EXHIBIT NO. 99.10(b)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration No. 33-37972 under Form N-1A of our reports dated December 21, 2006, relating to the financial statements and financial highlights for MFS Global Growth Fund appearing in the Annual Reports on Form N-CSR of MFS Series Trust VIII for the year ended October 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
December 26, 2006